Exhibit 10.1

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

DATED July 28, 2015

MCDERMOTT MARINE CONSTRUCTION LIMITED

AND

SCOTT CUMMINS

SETTLEMENT AGREEMENT

Without Prejudice and Subject to Contract

This Agreement is between:

McDermott Marine Construction Limited (the “Employer”); and

Scott Cummins (“you”).

1	TERMINATION OF EMPLOYMENT

Your employment with the Employer will terminate on 28th July 2015 (the “Termination Date”).

2	TERMINATION PAYMENT AND OTHER ARRANGEMENTS

2.1	Subject to compliance with your obligations under this Agreement, the Employer will, without admission of liability, pay you an amount equal in value to 3 months’ base salary plus the cost of medical insurance premium for 3 months for you and your family as compensation in connection with the termination of your employment less:

(a)	hypothetical tax under the applicable Tax Assistance Policy of 1998 (TAP); and

(b)	any outstanding sums owed by you to the Employer or any Group Company whether pursuant to the TAP or otherwise (the “Termination Payment”).

2.2	The Employer will pay the Termination Payment to you by bank transfer to your normal bank account within 14 days of the Termination Date.

2.3	In addition, subject to compliance with your obligations under this Agreement and without admission of liability the Employer will pay your relocation expenses for (1) the relocation of your household effects to such location as you shall designate in writing to Employer within seven (7) days of execution of this Agreement provided such goods are shipped by 27th August 2015 and (2) in accordance with the Employer’s usual policy will pay for the cost of a single airfare for each of you and your family to the same or another location.

3	PAYMENT OF SALARY, BENEFITS AND EXPENSES

3.1	This Agreement does not affect your entitlement to receive salary and other benefits in respect of the period to the Termination Date (subject to deductions in accordance with the TAP).

3.2	Unless stated elsewhere in this Agreement, you have no entitlement to any bonus, commission, unvested stock options, restricted stock, restricted stock units, performance shares or performance units or any other incentive or other award or grant or benefit and all entitlement to salary and benefits will end on the Termination Date. Save as provided in this Agreement you confirm that no other sums or benefits are due to you.

3.3	You will be paid (less applicable deductions under the TAP) for any accrued but unused holiday entitlement at the Termination Date.

3.4	The Employer will pay any outstanding business expenses to you in accordance with its normal expenses policy as long as a claim supported by the appropriate documentation in respect of such expenses is given to the Employer within fourteen (14) days of the Termination Date.

3.5	Your entitlement under the 2009 McDermott International, Inc. Long-Term Incentive Plan, the 2014 McDermott International, Inc. Long-Term Incentive Plan, the J. Ray McDermott, S.A. Third Country National Employees Pension Plan and the McDermott International, Inc. Director and Executive Deferred Compensation Plan (the Plans) and the consequences of your termination of employment are as set out in the Plans and related grant agreements except that any currently vested outstanding award of McDermott International, Inc. stock options under the 2009 McDermott International, Inc. Long-Term Incentive Plan shall be exercisable until the stated maximum expiration date in the applicable grant agreement notwithstanding any provision in the applicable grant agreement providing for earlier termination in the event of a termination of employment. On the occurrence of a taxable event under any of the Plans, the Employer shall make such tax or other payroll deductions as required by applicable law.

3.6	Any overpayments or payments due from you to the Employer on the termination of employment or otherwise may be deducted from any sums to be paid to you under this Agreement.

4	FULL SETTLEMENT

4.1	You accept the Termination Payment and other arrangements set out in clause 2 above in full and final settlement of all claims that you have or may have against the Employer and any Group Company and any Specified Person arising out of or in connection with your employment and its termination and the holding of any office or loss of such office however such claim arises and whether arising under common law, statute or otherwise and whether arising in the United Kingdom or any other country in the world (including any claim that arises under any directive or other legislation applicable within the European Union and any claim of which you are not aware or could not be aware).

4.2	It is a condition of this Agreement that you have not brought and will not bring any proceedings in respect of any claim referred to above in any Employment Tribunal or court or otherwise. Should you bring (or have brought) any such proceedings, without prejudice to any other rights or remedies that the Employer or, as the case may be, any relevant Group Company or Specified Person may have, you undertake immediately to repay to the Employer as a debt the Termination Payment and any sums due under this Agreement but not yet paid will cease to be payable.

4.3	The provisions of this Clause shall not prevent you from bringing proceedings in a court to enforce this Agreement or in respect of accrued pension rights or in respect of any personal injury of which you are not aware or could not reasonably have been aware at the time of signing this Agreement. You warrant that you are not aware of any circumstances which might give rise to any personal injury claim against the Employer.

5	NON-FINANCIAL OBLIGATIONS

5.1 In exchange for the Employer agreeing to its non-financial obligations set out below, you agree to the following:

Cooperation

(a)	You will co-operate fully in the handover of your duties and responsibilities;

Resignation from offices

(b)	By signing this Agreement you resign as a director of the Group Companies with immediate effect. You undertake to deliver immediately to the relevant Group Company signed Notice of Resignation in the form attached at Schedule 1. You will do such further things as the Employer may reasonably request to give effect to your resignations.

Confidentiality

(c)	You affirm that you will abide by your duty of confidentiality and will not at any time after the Termination Date use or disclose to any person any trade secrets or other confidential information belonging to the Employer or any Group Company or its or their clients other than information which is generally known or easily accessible by the public unless it is so known or accessible because of a breach of your obligations.

Employer’s property

(d)	You will return without delay on or before the Termination Date to your former workplace (or to any other location reasonably requested by the Employer) any property belonging to the Employer or any Group Company or which you have in your possession or under your control in connection with your employment. Property to be returned shall include but not be limited to documents (and copies of documents), keys, passes, credit and charge cards, computers and software.

(e)	If you have any documents or information belonging to the Employer or any Group Company on a personal computer or other electronic device then (unless you are returning that computer or device to the Employer) you must forward copies to the Employer and then irretrievably delete them/it.

Detrimental remarks

(f)	You will not directly or indirectly make any statement or other remark in relation to the Employer or any Group Company or a Specified Person which is intended to or might reasonably be expected to damage the reputation of or be detrimental to or otherwise critical of the Employer, the Group Company or the Specified Person. You warrant that if the provisions of this clause had been in effect during the three (3) months before the Termination Date, you would not be in breach.

Passwords

(g)	On the request of the Employer, you will disclose to the Employer all passwords to all password protected files, software and hardware which have been created or protected by you and which are on the Employer’s or any Group Company’s computers.

Connection with Employer

(h)	You will not wrongfully represent yourself as continuing to be employed by or otherwise connected in any way with the Employer or Group Company after the Termination Date.

Future assistance

(i)	On the request of the Employer or any Group Company, you will assist in any internal investigation, regulatory proceedings, and threatened or actual claim or litigation where you have in your possession or knowledge any facts or other matters which the Employer or any Group Company reasonably considers is relevant to such investigation, proceedings or litigation (including but not limited to giving witness statements/affidavits, meeting with legal and other professional advisers and attending any hearing and giving evidence). You will be reimbursed for reasonable expenses properly incurred by you in giving such assistance. The Employer will work with you to accommodate your reasonable prior business or personal commitments.

5.2	The Employer agrees that it will not directly or indirectly in any authorised public or private statement or communication say anything about you which is intended to or might reasonably be expected to damage your reputation or be detrimental to or otherwise critical of you.

6	TAXATION AND TAX EQUALISATION CALCULATION

6.1	The Employer will deduct hypothetical tax from the Termination Payment the payments referred to in clauses 3.1 and 3.3 above in accordance with the TAP. The Employer is responsible for all UK taxes which are actually due on the Termination Payment and the payments referred to in clause 3.1 and 3.3 above.

6.2	You agree:

(A)	under the Tax Equalisation calculation (“TEC”)/TEC for calendar years 2014 and 2015 and potentially for following years you may owe the Employer further sums (the “Future Sum”);

(B)	to sign the Tax Equalization Final Settlement Payment Agreement for 2014 and 2015 and a Tax Equalization Final Settlement Payment Agreement for any subsequent calendar years to pay the Future Sum without set off or counterclaim for each of the relevant calendar years within 30 days of signing the relevant Tax Equalization Final Settlement Payment Agreement;

(C)	you undertake further to indemnify and keep indemnified the Employer against any loss, cost or liability which the Employer may sustain or incur as a consequence of your failure to comply with such obligations in clause 6.2(B) above. Any reasonable determination by the Employer, and validated by accountants selected by the Employer, regarding the amount of any such loss, cost or liability shall in the absence of manifest error be conclusive and binding for all purposes;

(D)	the Employer’s nominated accountants for the purposes of the TAP (“Accountants”) shall submit your UK tax return for tax years ended 5 April 2015 and 5 April 2016, provided that you comply with your obligations under the TAP and/or any other requirements which the Company may have; and

(E)	to co-operate fully with the Accountants to enable them to complete and file the UK tax returns accurately and on time and to complete the TEC accurately and on time.

7	RESTRICTIVE COVENANTS

In consideration of the payment by the Employer of £1,000 (subject to deductions for hypothetical tax under the TAP), such sum to be paid at the same time as the Termination Payment, and other good and valuable consideration, you undertake to comply with the restrictive covenants in Schedule 2 to this Agreement.

8	UNDISCLOSED BREACHES

You warrant that you have not committed any breaches of your duties as an employee or of your fiduciary duties to the Employer or Group Company which at the time of the breach would have entitled the Employer to terminate your employment without notice. It is a condition of payment of the Termination Payment that this warranty is and continues to be true and accurate.

9	THIRD PARTIES

Any Group Company may enjoy the benefit and enforce the terms of this Agreement in accordance with the Contracts (Rights of Third Parties) Act 1999. Notwithstanding this, neither the Employer nor you require the consent of any Group Company to rescind or vary this Agreement at any time, even if that variation or rescission affects the benefits conferred on such Group Company.

10	REPRESENTATIONS AND PREVIOUS AGREEMENTS

This Agreement together with the TAP and the Plans represents the whole and only agreement between the parties in relation to the termination of your employment and other matters referred to in this Agreement. It supersedes any previous agreement or representation (whether written or oral) between the parties in relation to such matters. By signing this Agreement, you confirm that you are not entering into it in reliance upon any oral or written representation made to you by or on behalf of the Employer. Nothing in this Agreement shall exclude or limit liability for fraud or fraudulent misrepresentation.

11	BINDING AGREEMENT

Once signed by the Employer and you, this Agreement will become a binding agreement even if still marked “without prejudice and subject to contract”.

12	PROPER LAW AND JURISDICTION

This Agreement will be governed by the laws of England and Wales and the Courts of England and Wales will have non-exclusive jurisdiction to adjudicate any disputes arising under it.

13	EXECUTION AND COUNTERPARTS

13.1	This Agreement shall not have effect until it has been executed by both parties. It may be executed by counterparts (which together shall constitute one agreement) provided that the respective counterpart has been delivered to the other party. Delivery of an executed counterpart by e-mail or by fax shall have effect as delivery of an executed counterpart. Unless agreed otherwise, each party shall promptly give the other the original counterpart.

14	DEFINITIONS

14.1	In this Agreement:

“company” includes any body corporate;

“Affiliate” means a company which is under the common control or ownership of another undertaking and the Employer, or any other company that from time to time is a holding company or subsidiary of the Employer or another subsidiary of a holding company of the Employer;

an “Associated Undertaking” in relation to a company is an undertaking in which the company holds or is interested, directly or indirectly, in a minimum of 20% of its equity capital;

the terms “subsidiary” and “holding company” shall have the meanings given to them by section 1159 of the Companies Act 2006);

“Group Company” means McDermott International, Inc., or any other company that from time to time is a holding company or subsidiary of the Employer or another subsidiary of a holding company of the Employer, or an Associated Undertaking of McDermott International, Inc., the Employer or that company, or an Affiliate. For the purposes of clauses in this Agreement that are for the benefit of any other Group Company other than the Employer, the Employer enters into this Agreement as agent of and trustee for such Group Company;

“Specified Person” means any of the former or existing employees, directors, officers or shareholders of the Employer or any Group Company;

“undertaking” means a body corporate or partnership.

14.2	References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation.

The parties indicate their agreement by signing below.

/s/ Scott V. Cummins		/s/ Tony Duncan
Signed by Scott Cummins		Signed on behalf of the Employer

Dated	28 July 2015	Dated	28 July 2015

IN WITNESS of the above this Agreement has been signed by Scott V. Cummins and delivered as a deed by me on the date written at the beginning of this Agreement.

SIGNED as a DEED by	)
)
in the presence of:	)

Witness’ signature:		/s/ Frederico Mota

Witness’ name (in BLOCK CAPITALS):		Frederico Mota

Witness’ address:		Great Fosters Hotel

Stroude Road Egham

Surrey TW20 9UR

IN WITNESS of the above this Agreement has been signed by an authorized officer of McDermott Marine Construction Limited and delivered as a deed by me on the date written at the beginning of this Agreement.

SIGNED as a DEED by	)
)
in the presence of:	)

Witness’ signature:		/s/ Stephen L. Allen

Witness’ name (in BLOCK CAPITALS):		Stephen L. Allen

Witness’ address:		757 N. Eldridge Pkwy.

Houston, TX 77079

Schedule 1

Notice of Resignation

To the Board of Directors of McDermott International, Inc.

Effective July 28, 2015, the undersigned, Scott V. Cummins, resigns from all positions held as an officer of McDermott International, Inc., a Panamanian corporation (“McDermott”), and from all positions held as an officer, employee, member of the board of directors or board of managers (and member of any and all committees thereof) of any of McDermott’s subsidiaries (whether corporations, limited liability companies, limited partnerships or other forms of entity) and joint venture entities, and from any and all positions or capacities with respect to any employee benefit plan sponsored or maintained by any such entity, including but not limited to those as reflected on the attachment hereto. This resignation is not subject to any condition to effectiveness (including, but not limited to, acceptance by the Board of Directors of McDermott) and is irrevocable.

Dated July 28, 2015

/s/ Scott V. Cummins

Scott V. Cummins

Schedule 2

Restrictive covenant

For the period of three (3) months immediately following the Termination Date you will not either Directly or Indirectly in competition with the Company or any Relevant Group Company provide, or be Materially Involved with any Person providing Restricted Products or Services.

“Directly or Indirectly” means directly or indirectly on either your own account or in conjunction with or on behalf of any other person

“Materially Involved” means Directly or Indirectly employed or engaged by or interested in, other than as a shareholder of up to 3% of the issued shares of any company listed on any recognised investment exchange for the purposes of investment only, where recognised investment exchange has the meaning given in section 285 of the Financial Services and Markets Act 2000

“Relevant Group Company” means any Group Company for whom you carried out work or had responsibility in the course of your employment by the Company or any such Relevant Group Company in the period of 12 months immediately prior to the Termination Date

“Restricted Products or Services” means offshore and sub-sea engineering, procurement, construction and installation projects and services provided, however, that marine terminals and other nearshore infrastructure work that is within 5km of the shore and physically connected to the shore is not considered a restricted product or service.